Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is by and between MakeMusic, Inc., a Minnesota corporation (hereinafter called “MakeMusic”), and Karen van Lith (hereinafter called “Executive”):

RECITALS

1. The following recitals shall be considered a part of this Agreement and explain the parties’ rights and obligations under this Agreement. Any interpretation or construction of this Agreement shall be considered in light of these recitals.

2. Executive desires to be employed by MakeMusic as its Chief Executive Officer and MakeMusic desires to employ Executive as its Chief Executive Officer on the terms stated in this Agreement.

3. Executive recognizes, agrees and understands that execution of this Agreement is an express condition of employment with MakeMusic as its Chief Executive Officer under the terms of this Agreement.

NOW, THEREFORE, in consideration of MakeMusic employing Executive as its Chief Executive Officer under this Agreement and/or other benefits now or hereafter paid or made available to Executive by MakeMusic, Executive and MakeMusic agree as follows:

ARTICLE I

DEFINITIONS

1.01 Confidential Information. For the purposes of this Agreement, “Confidential Information” means any information not generally known to the public and proprietary to MakeMusic and includes, without limitation, trade secrets, inventions, and information pertaining to research, development, purchasing, marketing, selling, accounting, licensing, business systems, business techniques, customer lists, prospective customer lists, price lists, business strategies and plans, pending patentable materials and/or designs, design documentation, documentation of meetings, tests and/or test standards, or manuals whether in document, electronic, computer or other form. For example, Confidential Information may be contained in MakeMusic’s customer lists, prospective customer lists, the particular needs and requirements of customers, the particular needs and requirements of prospective customers, and the identity of customers or prospective customers. Information shall be treated as Confidential Information irrespective of its source and any information which is labeled or marked as being “confidential” or “trade secret” shall be presumed to be Confidential Information.

1.02 Invention. For purposes of this Agreement, the term “Invention” means ideas, discoveries, and improvements whether or not shown or described in writing or reduced to practice and whether patentable or not, relating to any of MakeMusic’s present or future sales, research, or other business activities, or reasonably foreseeable business interests of MakeMusic.

ARTICLE II

EMPLOYMENT, COMPENSATION AND BENEFITS

2.01 Employment With MakeMusic. Upon execution of this Agreement by both parties, MakeMusic agrees to employ Executive in the position of Chief Executive Officer of MakeMusic and Executive accepts such employment with MakeMusic.

2.02 Term. This Agreement and Executive’s employment hereunder shall commence on June 13, 2011 and terminate when Executive’s employment with MakeMusic is terminated pursuant to Paragraph 3.01 hereof.

2.03 Duties.

(a) Executive agrees, during her employment, to devote her full time and best efforts to the business of MakeMusic, including, without limitation, the performance of those duties and responsibilities reasonably and customarily associated with her position; provided, however, that Executive’s duties and responsibilities shall be subject to determination by MakeMusic’s Board of Directors or its designee. Executive shall be granted such powers and authority as are reasonably and customarily associated with her position.

(b) Executive shall report to, and at all times shall be subject to the direction of MakeMusic’s Board of Directors or its designee.

(c) Executive, at all times during her employment with MakeMusic, shall comply with MakeMusic’s reasonable standards, regulations and policies as determined or set forth by MakeMusic from time to time and as applicable to executive employees of MakeMusic.

(d) Executive shall maintain and improve her managerial skills and knowledge of MakeMusic’s business by attending appropriate conventions and seminars, and participating in other activities reasonably related thereto. MakeMusic shall pay and/or reimburse those expenses of Executive, approved by MakeMusic, which are reasonably related to this subparagraph 2.03(d).

2.04 Outside Activities. MakeMusic acknowledges and agrees that from time to time Executive may serve as a member of the Board of Directors of one or more nonprofit entities or businesses other than MakeMusic; provided, however, that Executive provides MakeMusic’s Board of Directors with information about each proposed directorship, including time required by such directorship, whether such directorship may involve conflicts of interest with MakeMusic or their businesses, the types of risks which such directorship may involve, and any other factors Executive or MakeMusic’s Board of Directors considers material respecting such directorship. MakeMusic’s Board of Directors shall promptly consider all submissions by Executive pursuant to this Paragraph 2.04. MakeMusic’s Board of Directors may request in good faith that Executive not accept a particular directorship, or more than a specific number of directorships, or that Executive resign from a particular directorship, and Executive agrees to honor all reasonable requests. The parties acknowledge that Executive’s current board memberships (i.e., Xata and Associated Bank) shall continue during the term of this Agreement.

2.05 Base Salary. Executive’s initial annualized base salary under this Agreement shall be calculated on the gross amount of $288,000, less required and authorized withholding and deductions. Executive’s base salary will be paid to her in accordance with MakeMusic’s normal payroll practices. Future adjustments, if any, to annual base salary will be determined by MakeMusic. MakeMusic’s Board of Directors shall review Executive’s performance at least annually and consider upward adjustment of her overall compensation, including base salary. Executive’s annual base salary shall never be less than $288,000, unless such downward adjustment is part of an overall across-the-board reduction in pay for MakeMusic executives or Executive agrees in writing to such downward adjustment.

2.06 Incentive Compensation. During her employment hereunder, Executive shall be eligible to earn annual incentive compensation pursuant to then-effective executive incentive compensation arrangements as determined by MakeMusic’s Board of Directors. Executive shall have the right to meaningfully participate in the Board’s development of an appropriate incentive compensation program for MakeMusic, subject to applicable rules and regulations regarding independent director oversight of executive compensation. During the 2011 fiscal year, Executive shall be eligible to participate in the MakeMusic Executive Incentive Compensation Plan, as amended (the “Executive Incentive Plan”) and shall earn incentive compensation as follows:

(a) A cash incentive of up to $134,400, which represents 80% of Executive’s initial base salary, prorated to represent Executive’s eligibility from the period June 1, 2011 through December 31, 2011. The earned amount and other terms of Executive’s cash incentive for 2011 will be governed by the Executive Incentive Plan and the performance objectives and thresholds adopted thereunder for the 2011 fiscal year, as in effect at the time of execution of this Agreement and as provided to Executive in advance of execution of this Agreement. If the earned amount of cash incentive for fiscal 2011 is $92,400 or less, Executive shall be entitled to receive an additional $42,000. If the earned amount of cash incentive for fiscal 2011 is more than $92,400, Executive shall be entitled to receive an additional amount such that the total incentive paid is equal to the maximum available incentive of $134,400.

(b) A restricted stock award with a maximum value of $134,400, which represents 80% of Executive’s initial base salary, prorated to represent Executive’s eligibility from the period June 1, 2011 through December 31, 2011. The earned amount and other terms of Executive’s restricted stock award for 2011 will be governed by the Executive Incentive Plan, the performance objectives and thresholds adopted thereunder for the 2011 fiscal year, and the MakeMusic 2003 Equity Incentive Plan, as amended (the “2003 EIP”), each as in effect at the time of execution of this Agreement and as provided to Executive in advance of execution of this Agreement.

2.07 Stock Option. On the date Executive’s employment commences hereunder Executive shall be granted an incentive stock option to purchase 125,000 shares of common stock pursuant to the 2003 EIP. The option shall have an exercise price equal to the fair market value of MakeMusic common stock on the date of the grant, shall expire June 12, 2018 and shall vest as to 2,604 shares on the last day of each month beginning on June 30, 2011 through April 30, 2015, and shall vest as to 2,612 shares on May 31, 2015. The remaining terms of the option will be governed by the 2003 EIP and the MakeMusic form of incentive stock option agreement in effect at the date of grant.

2.08 Restricted Stock Award. On the date Executive’s employment commences hereunder, Executive shall be granted 50,000 shares of restricted stock pursuant to the 2003 EIP. The restricted stock award will be subject to time-based risks of forfeiture, which will lapse as to 12,500 shares on the last day of each fiscal year beginning on December 31, 2011 through December 31, 2014. The remaining terms of the restricted stock award will be governed by the 2003 EIP and the MakeMusic form of restricted stock award agreement in effect at the date of the grant.

2.09 Fringe Benefits From MakeMusic. Executive shall be eligible to participate in employee benefit plans and programs offered by MakeMusic from time to time, including, but not limited to, any medical, dental, short-term disability and life insurance coverage, stock option, or retirement plans, in accordance with the terms and conditions of those benefit plans and programs and on a basis consistent with that customarily provided to MakeMusic’s executive employees.

2.10 Paid Time Off. In addition to the foregoing compensation and fringe benefits, Executive shall be entitled to accrue up to five (5) weeks of paid time off (PTO) per calendar year (prorated for partial calendar years of service). Such PTO shall be subject to MakeMusic’s PTO policies as they may exist from time to time, provided, however, that Executive shall accrue five days of her 2011 PTO on the first day of her employment, with the remainder accruing in accordance with this section and MakeMusic’s PTO policies.

2.11 Expenses. During the term of this Agreement, Executive shall be entitled to prompt reimbursement by MakeMusic for all reasonable, ordinary and necessary travel, entertainment and other business-related expenses incurred by Executive (in accordance with the policies and procedures established by MakeMusic for executive employees from time to time) in the performance of her duties and responsibilities under this Agreement; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and MakeMusic’s policies and procedures. Requests for expense reimbursement must be submitted to MakeMusic within sixty (60) days of the expense being incurred. The parties specifically agree that Executive will be reimbursed for her attorneys’ fees incurred in connection with the review and negotiation of this Agreement, provided that such reimbursement shall not exceed $5,000.

ARTICLE III

TERMINATION

3.01 Events of Termination. Executive’s employment with MakeMusic:

(a) May be terminated by mutual written agreement of MakeMusic and Executive.

(b) Shall terminate immediately upon the death of Executive.

(c) May be terminated upon written notice from MakeMusic to Executive for Cause, which shall mean the following:

(i) Negligent or willful misconduct by Executive with respect to the material duties, requirements and responsibilities of her employment as contemplated by this Agreement or as reasonably assigned by MakeMusic’s Board of Directors or its designee, or Executive’s material breach of any provision of this Agreement or of the policies, regulations and directives of MakeMusic as in effect from time to time; provided that, unless such conduct shall otherwise fall within the definition of Cause hereunder, “negligence or willful misconduct with respect to the material duties, requirements and responsibilities” and “material breach” shall include only acts or omissions continued for a period of 10 business days following the receipt of written notice from the Board to cease and desist (for these purposes a notice shall be sufficient if it is transmitted by facsimile or email on behalf of the Board and if it provides a general indication of the nature of the acts, omissions, breach or breaches);

(ii) Executive has negligently or intentionally engaged in any other conduct that is materially injurious (or would be reasonably likely to be materially injurious) to the reputation or business of MakeMusic, including, but not limited to, professional or personal conduct of Executive which is dishonest, disloyal, or inconsistent with federal and state laws respecting harassment of, or discrimination against, one or more of MakeMusic’s employees; or

(iii) Commission by or conviction of Executive of, or a guilty or nolo contendere plea by Executive with respect to, any crime punishable as a felony.

(d) May be terminated upon 30 days’ written notice from MakeMusic to Executive without Cause.

(e) May be terminated upon 30 days’ written notice from Executive to MakeMusic for Good Reason, which shall mean any of the following events without Executive’s written consent:

(i) a material change in the status, authority or employment responsibilities held by Executive, including but not limited to a requirement that Executive report to a corporate officer or employee instead of reporting to the Board; provided, that for purposes of the foregoing, Executive shall not be considered to have been assigned employment of lesser responsibility if Executive manages, has control over, or serves in a similar position with a subsidiary, division or operating unit of an acquiring entity that generates revenues of comparable amounts to the revenues generated by MakeMusic before such acquisition, and if Executive reports, in such position, to a corporate officer at the parent entity rather than to the Board of the parent entity;

(ii) a reduction of Executive’s annual base salary by more than 10% unless such reduction is part of a general salary reduction for all employees of similar rank to Executive;

(iii) the failure by MakeMusic to obtain an assumption of its obligations under this Agreement by any successor to MakeMusic;

(iv) a material breach of this Agreement by MakeMusic or its successor, including but not limited to a material failure by MakeMusic to pay Executive’s base salary or the other compensation described in this Agreement;

(v) the relocation of Executive’s place of employment by more than forty (40) miles from Executive’s place of employment during the preceding fiscal year.

Notwithstanding the foregoing, none of the forgoing events shall be considered “Good Reason” if it occurs in connection with Executive’s death or disability, provided that MakeMusic has made diligent efforts to reasonably accommodate Executive’s condition.

Before “Good Reason” has been deemed to have occurred, Executive must give MakeMusic written notice detailing why Executive believes a Good Reason event has occurred and such notice must be provided to the Board of MakeMusic within 30 calendar days after Executive’s actual knowledge of the initial occurrence of such alleged Good Reason event. MakeMusic’s Board shall then have 30 calendar days after its receipt of written notice to cure the condition cited in the written notice, and if so cured, “Good Reason” will be deemed not to have occurred with respect to the condition in question. (For these purposes a notice shall be sufficient if it is transmitted by facsimile or email on to the Board and if it provides a general indication of the nature of the acts, omissions, breach or breaches.)

(f) May be terminated upon 30 days’ written notice from Executive to MakeMusic.

3.02 Compensation Upon Termination of Executive’s Employment. In the event that Executive’s employment with MakeMusic terminates the following provisions shall govern as applicable:

(a) If termination occurs pursuant to subparagraph 3.01(a), the agreement of the parties shall control.

(b) If termination occurs pursuant to subparagraph 3.01(b), all benefits and compensation shall terminate as of the date of Executive’s death.

(c) If the termination occurs pursuant to subparagraphs 3.01 (c) or (f), all benefits and compensation shall terminate as of the termination date.

(d) If termination occurs pursuant to subparagraph 3.01(d) or (e) all benefits and compensation shall terminate as of the termination date. In addition, Executive shall receive cash severance payments equal to twelve (12) months of Executive’s annual base salary in effect at the time of termination of employment and the pro-rated value of any incentive compensation earned through the date of termination. Such payments shall be paid to Executive monthly over the course of a one-year period, beginning after expiration of any applicable rescission periods set forth in the required release agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, if any of the payments described in this Paragraph 3.02 are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and MakeMusic determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of Executive’s termination of employment, such payments shall not be paid or commence earlier than the first day of the seventh month following the date of Executive’s termination of employment. As a condition to Executive’s receipt of such payments, Executive shall be required to execute, return, comply with and not rescind a full and final release of any and all claims in favor of MakeMusic. Such release agreement shall be prepared by MakeMusic.

(e) All payments made to Executive under this Paragraph 3.02 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to MakeMusic by Executive for any amounts advanced, loaned or misappropriated. Such offset shall be made in the manner permitted by and shall be subject to the limitations of all applicable laws, including but not limited to Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.

3.03 Return of MakeMusic Property. In the event of termination of Executive’s employment, whether voluntary or involuntary, or at any time upon MakeMusic’s request, all corporate documents, records, files, credit cards, computer disks and tapes, computer access cards, codes and keys, file access codes and keys, building and office access cards, codes and keys, materials, equipment and other property of MakeMusic which is in Executive’s possession shall be returned to MakeMusic at its principal business office on the date of termination of Executive’s employment, or within one business day thereafter if such duty to return property is triggered by MakeMusic’s request or termination of employment without notice. Executive may copy, at Executive’s expense, documents, records, materials and information of MakeMusic only with MakeMusic’s express, written permission.

ARTICLE IV

PROTECTION OF TRADE SECRETS AND

CONFIDENTIAL BUSINESS DATA

4.01 Confidential Information. The definition of “Confidential Information” as set forth in Paragraph 1.01 is not intended to be complete. From time to time during the term of her employment, Executive may gain access to other information not generally known to the public and proprietary to MakeMusic concerning MakeMusic’s business that is of commercial value to MakeMusic, which information shall be included in the definition under Paragraph 1.01 above, even though not specifically listed in that Paragraph. The definition of Confidential Information and the provisions of this Article IV apply to any form in which the subject information, trade secrets, or data may appear, whether written, oral, or any other form of recording or storage.

4.02 Maintain in Confidence. Executive shall hold the Confidential Information, including trade secrets and/or data, in the strictest confidence and will never, without prior written consent of MakeMusic, directly or indirectly disclose, assign, transfer or convey such information, or communicate such information to others or use it for her own or another’s benefit. Without the prior written consent of MakeMusic, Executive shall not communicate Confidential Information to a competitor of MakeMusic or any other person or entity, including, but not limited to, the press, other professionals, corporations, partnerships or the public, at any time during her employment with MakeMusic or at any time after her termination of employment with MakeMusic, regardless of the reason for the Executive’s termination, whether voluntary or involuntary. Executive further promises and agrees that she will faithfully abide by any rules, policies, practices or procedures existing or which may be established by MakeMusic for insuring the confidentiality of the Confidential Information, including, but not limited to, rules, policies, practices or procedures:

(a) Limiting access to authorized personnel;

(b) Limiting copying of any writing, data or recording;

(c) Requiring storage of property, documents or data in secure facilities provided by MakeMusic and limiting safe or vault lock combinations or keys to authorized personnel; and/or

(d) Checkout and return or other procedures promulgated by MakeMusic from time to time.

4.03 Return of Information. Upon termination of the employer-employee relationship, whether voluntary or involuntary, or at any time upon MakeMusic’s request, Executive will return to MakeMusic any and all written or otherwise recorded form of all Confidential Information (and any copies thereof) in her possession, custody or control, including, but not limited to, notebooks, memoranda, specifications, customer lists, prospective or potential customer lists, or price lists. Executive will not take with her, upon leaving MakeMusic’s place of business or employment with MakeMusic, any such documents, data, writings, recordings, or reproduction in any form which may have been entrusted or obtained by her during the course of her employment or to which she had access, possession, custody or control, except with MakeMusic’s express, written permission. In the event of termination of Executive’s employment, whether voluntary or involuntary, or at any time upon MakeMusic’s request, Executive will deliver to MakeMusic all Confidential Information in recorded form in her possession, custody or control and shall also deliver any and all property, devices, parts, mock-ups, and finished or unfinished machinery or equipment in her possession, custody or control which belongs to MakeMusic. Executive shall also deliver, upon termination of her employment, whether voluntary or involuntary, or at any time upon MakeMusic’s request, all records, drawings, blueprints, notes, notebooks, memoranda, specifications and documents or dates, in any form, which contain Confidential Information.

ARTICLE V

COVENANT NOT TO COMPETE

5.01 Noncompete and Nonsolicitation. In exchange for MakeMusic’s covenants under this Agreement, Executive expressly agrees that, during her employment with MakeMusic (except on behalf of MakeMusic) and for a period of twelve (12) months following termination of her employment with MakeMusic, regardless of the party initiating termination and regardless of the reason for the termination, Executive shall not, directly or indirectly, acting on behalf of herself, another business or competitor, without the prior written consent of MakeMusic:

(a) anywhere within the United States (which Executive acknowledges to be MakeMusic’s trade area), own, manage, operate, control, be employed by, consult for, participate in, or provide products or services of any kind to, any business, entity or person that is in competition with MakeMusic or markets, sells, or provides products or services that are the same as or similar to, or compete with, products or services offered by MakeMusic at the time;

(b) render any services, advice or counsel as an owner, employee, representative, agent, independent contractor, consultant or in any other capacity, for any third party, if the rendering of such services, advice or counsel involves, may involve, requires or is likely to result in the use or disclosure by Executive of any Confidential Information;

(c) solicit, contact, take away or interfere with, or attempt to solicit, contact, take away or interfere with, any of MakeMusic’s customers or potential customers with whom Executive (or other employees of MakeMusic under her supervision) had contact during the twelve (12) month period immediately preceding her termination date, for the purpose of offering to provide or providing them with any products or services that are the same as or similar to, or compete with, products or services offered by MakeMusic at the time;

(d) solicit, contact, take away or interfere with, or attempt to solicit, contact, take away or interfere with, any of MakeMusic’s employees (working with MakeMusic at that time or at any time in the six months prior to Executive’s termination date) for the purpose of hiring them as an employee, contractor or consultant or inducing them to leave their employment with MakeMusic; or

(e) solicit, contact, take away or interfere with, or attempt to solicit, contact, take away or interfere with, any of MakeMusic’s suppliers or vendors (at that time or at any time in the six months prior to Executive’s termination date) for the purpose of inducing them to end or alter their relationship with MakeMusic.

5.02 Understandings. Executive acknowledges and agrees that MakeMusic informed her that the restrictive covenants contained in this Agreement would be required as part of the terms and conditions of her employment with MakeMusic, that she signed and returned this Agreement to MakeMusic prior to commencing employment with MakeMusic, she has carefully considered the restrictions contained in this Agreement and that they are reasonable and necessary to protect MakeMusic’s legitimate business interests, that the restrictions in this Agreement will not unduly restrict her in securing other employment in the event of her termination from MakeMusic; and that employment with MakeMusic under the terms of this Agreement amounts to valuable consideration, to which Executive would not otherwise be entitled, to support enforcement of the restrictive covenants contained in this Agreement.

ARTICLE VI

INVENTIONS

6.01 Disclosure. Executive shall promptly and fully disclose to MakeMusic and will hold in trust for MakeMusic’s sole right and benefit, any Invention which Executive, during the period of her employment, makes, conceives, or reduces to practice or causes to be made, conceived, or reduced to practice either alone or in conjunction with others that:

(a) Relates to any subject matter pertaining to Executive’s employment;

(b) Relates to or is directly or indirectly connected with the business, products, projects, or Confidential Information of MakeMusic; or

(c) Involves the use of any time, material or facility of MakeMusic.

6.02 Assignment of Ownership. Executive hereby assigns to MakeMusic all of Executive’s right, title, and interest in and to all such Inventions as described in Paragraph 6.01 and, upon MakeMusic’s request, Executive shall execute, verify, and deliver to MakeMusic such documents including, without limitation, assignments and applications for Letters Patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable MakeMusic to obtain the sole right, title, and benefit to all such Inventions.

6.03 Excluded Inventions. It is further agreed, and Executive is hereby so notified, that the above agreement to assign Inventions to MakeMusic does not apply to any invention for which no equipment, supplies, facility or Confidential Information of MakeMusic was used, which was developed entirely on Executive’s own time, and

(a) Which does not relate:

(i) Directly to the business of MakeMusic; or

(ii) To MakeMusic’s actual or demonstrably anticipated research or development; or

(b) Which does not result from any work performed by Executive for MakeMusic.

6.04 Prior Inventions. Attached to this Agreement and initialed by both parties is a list of all of the Inventions, by description, if any, in which Executive possesses any right, title, or interest prior to commencement of her employment with MakeMusic, which are not subject to the terms of this Agreement.

6.05 Specific Performance. Executive expressly acknowledges and agrees that any violation of any terms of Paragraphs 6.01 or 6.02 may result in the issuance of a temporary restraining order and/or injunction against Executive to effect specific performance of the terms of Paragraphs 6.01 or 6.02.

ARTICLE VII

ARBITRATION

7.01 Agreement to Arbitrate. With the exception of MakeMusic’s rights to seek injunctive relief and/or specific performance in a court of competent jurisdiction in connection with breaches by Executive of Paragraphs 4.02, 4.03, 5.01 and/or 6.01 or 6.02 of this Agreement, all disputes or claims arising out of or in any way relating to this Agreement, including the making of this Agreement, shall be submitted to and determined by final and binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes. The award of the arbitrator(s), or a majority of them, shall be final and judgment upon such award may be entered in any court of competent jurisdiction. This arbitration provision shall continue in full force and effect after Executive’s termination of employment under this Agreement.

7.02 Discovery. In addition to any other procedures provided for under the rules of the NASD or the AAA, upon written request, each party shall, at least 14 days prior to the date of any hearing, provide to the opposite party a copy of all documents relevant to the issues raised by any claim or counterclaim and a list of all witnesses to be called by that party at the hearing and each party shall be permitted to take one deposition at least 14 days prior to any hearing.

7.03 Costs. The costs of proceedings under Article VII shall be paid in accordance with the provisions of Article VIII below.

ARTICLE VIII

CERTAIN MAKEMUSIC REMEDIES; ATTORNEYS’ FEES AND COSTS

8.01 Certain MakeMusic Remedies. The parties acknowledge and agree that MakeMusic will suffer irreparable harm if Executive breaches Paragraphs 4.02, 4.03, 5.01 and/or 6.01 or 6.02 of this Agreement. Accordingly, MakeMusic shall be entitled, in addition to any other right and remedy it may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, enjoining or restraining Executive from any violation of such Paragraphs, and Executive hereby consents to MakeMusic’s right to seek the issuance of such injunction.

8.02 Payment of Fees and Expenses. If any party initiates or becomes a party to a formal proceeding in law or equity, or under Article VII, involving this Agreement, and if either party obtains a substantial portion of the relief requested by that party (the “prevailing party”), then the non-prevailing party shall pay all of its and the prevailing party’s reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred with respect to such proceeding. If neither party obtains a substantial portion of the relief requested each shall bear its/her own expenses.

ARTICLE IX

INDEMNIFICATION

9.01 Indemnification. As to acts or omissions of Executive which are within the scope of Executive’s authority as an officer, director, or employee of MakeMusic and/or any affiliate of MakeMusic, MakeMusic shall indemnify Executive, and her legal representatives and heirs, to the maximum extent permitted by Section 521 of the Minnesota Business Corporation Act.

ARTICLE X

MISCELLANEOUS

10.01 Survival of Provisions. The parties agree that Articles I, IV – X of this Agreement shall survive termination of this Agreement and termination of Executive’s employment for any reason.

10.02 Notification of Restrictive Covenants. Executive authorizes MakeMusic to notify third parties (including, but not limited, MakeMusic’s customers and competitors) of the terms of Articles I, IV-VI of this Agreement and the Executive’s responsibilities hereunder.

10.03 No Conflicting Obligations/Others’ Confidential Information. Executive represents and warrants to MakeMusic that she is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with her employment with MakeMusic, including but not limited to any duties owed to any former employer not to compete. If Executive possesses any information that she knows or should know is considered by any third party, such as a former employer of Executive’s, to be confidential, trade secret, or otherwise proprietary, Executive shall not disclose such information to MakeMusic or use such information to benefit MakeMusic in any way.

10.04 Severability. If a court or arbitrator(s) rules that any part of this Agreement is not enforceable, that part may be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be so modified, that part may be severed and the other parts of the Agreement shall remain enforceable.

10.05 Governing Law. This Agreement shall be governed according to the laws of the State of Minnesota.

10.06 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of her rights or duties hereunder, or any compensation due to her hereunder, to any other person. This Agreement may be assigned by MakeMusic. This Agreement is binding on any successors or assigns of MakeMusic.

10.07 Waiver. The waiver by any party of the breach or nonperformance of any provision of this Agreement by any other party will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement or any similar agreement with any other employee.

10.08 Notices. Any and all notices referred to herein shall be deemed properly given only if in writing and delivered personally or sent postage prepaid, by certified mail, return receipt requested, as follows:

(a) To MakeMusic by notice to MakeMusic’s Board of Directors; Attention: Chair of the Board.

(b) To Executive at her home address as it then appears on the records of MakeMusic, it being the duty of the Executive to keep MakeMusic informed of her current home address at all times.

The date on which notice to MakeMusic or Executive shall be deemed to have been given if mailed as provided above shall be the date on the certified mail return receipt. Personal delivery to Executive shall be deemed to have occurred on the date notice was delivered to Executive personally, or deposited in a mail box or slot at Executive’s residence by a representative of MakeMusic or any messenger or delivery service.

10.09 Modification. This Agreement sets forth the entire understandings and agreements between the parties and is the complete and exclusive statement of the terms and conditions thereof, that there are no other written or oral agreements in regard to the subject matter of this Agreement other than those agreements, plans, programs and policies expressly referred to herein. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

10.10 Code Section 409A. Notwithstanding anything in this Agreement to the contrary, MakeMusic expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.

10.11 Counterparts. This Agreement maybe executed by facsimile transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

10.12 No Strict Construction. The language used in this Agreement will be deemed to be chosen by MakeMusic and Executive to express their mutual intent. No rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Employment Agreement effective as of the date first above written.

EXECUTIVE

/s/ Karen van Lith
Karen van Lith

MAKEMUSIC, INC.

/s/ Robert Morrison
Robert Morrison Chair of the Board

INVENTIONS AND DEVELOPMENTS PRIOR TO EMPLOYMENT WITH MAKEMUSIC, INC.

In the space provided below, please disclose and identify all of the Inventions in which Executive currently possess any right, title, or interest and which Executive believe are not subject to the terms and conditions of the attached Agreement.

If none, please write NONE.*

Executive preserves any and all intellectual property she possessed immediately prior to executing the Agreement, which intellectual property in no way relates to MakeMusic. MakeMusic acknowledges that nothing contained in the Agreement is intended to make claim upon Executive’s preserved, pre-existing intellectual property rights.

I verify that the information I have written above is truthful and complete.

Date:	June 13, 2011	Signed:	/s/ Karen van Lith
Karen van Lith

Acknowledged:

Date:	June 13, 2011	MAKEMUSIC, INC.

/s/ Robert Morrison
Robert Morrison
Chair of the Board